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                         MARISA CHRISTINA, INCORPORATED
                                AND SUBSIDIARIES

          EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                   1994           1995           1996
                                                   ----           ----           ----
Outstanding common stock at January 1            5,563,126     8,434,000      8,434,250

Weighted average effect of shares issued
     during the period from January 1:
        Issuance of shares in acquisition of
           Adrienne Vittadini, Inc.                     --            --        147,679
        Acquisition of treasury shares                  --            --        (91,660)
        Stock options exercised                         --            88          3,480
        Acquisition of minority interest           193,588            --             --
        Initial public offering                  1,304,945            --             --
                                                 ---------     ---------     ----------
Weighted average shares outstanding              7,061,659     8,434,088      8,493,749

Weighted average effect of shares issued
     in public offering necessary to fund
     $6.9 million distribution of previously
     earned "S" Corporation earnings               251,570            --             --
                                                 ---------     ---------     ----------
Weighted average shares outstanding --
     supplemental                                7,313,229     8,434,088      8,493,749
                                                 =========     =========     ==========


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